Exhibit 10.1

AMENDMENT TO

CHANGE OF CONTROL SEVERANCE AGREEMENT

This amendment to the Change of Control Severance Agreement (the “Amendment”) by and between Genesis Microchip Inc. (the “Company”) and Anders Frisk (the “Employee”) dated March 14, 2003 (the “Severance Agreement”) is entered into as of August 14, 2006. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Severance Agreement.

WHEREAS, the Employee and the Company entered into the Severance Agreement; and

WHEREAS, the Employee and the Company hereby desire to amend the Severance Agreement in the manner described below.

NOW, THEREFORE, for the consideration set forth herein, the Company and the Employee agree to amend the Severance Agreement as follows:

1.	The parties acknowledge and agree that the Severance Agreement terminated as to Section 4(a) thereof on March 14, 2005 and Employee has no further rights with respect to such provisions of the Severance Agreement and nothing in this Amendment is intended to, nor does it, change that.

2.	Section 1(c) of the Severance Agreement shall be amended to read in its entirety as follows:

“(c) Involuntary Termination. “Involuntary Termination” shall mean, (i) without the Employee’s express written consent, a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (ii) without the Employee’s express written consent, a material reduction by the Company of the health (i.e., medical, vision and dental) coverage to which the Employee is entitled immediately prior to such reduction (except for reductions applicable to employees generally); (iii) without the Employee’s express written consent, the imposition of a requirement for the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s current work location; (iv) any purported termination of the Employee’s employment by the Company which is not effected for Cause; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below; provided, however, that in order for the Employee’s termination of employment with the Company to be considered to be as the result of an Involuntary Termination for purposes of Section 4(b), the Company must not have cured such event, if curable, within thirty (30) calendar days after receiving written notice thereof from the Employee, and the Employee must resign from his employment with the Company within forty-five (45) calendar days of the end of the period allowed for the Company to cure.”

3.	Section 2 of the Severance Agreement shall be amended to read in its entirety as follows:

“Term of Agreement. This Agreement shall terminate on July 31, 2007; provided, however, that in the event the Employee has been terminated in a manner that would result in his receiving severance benefits set forth in Section 4(b), this Agreement shall not terminate until the date that all obligations of the parties hereto under such Sections have been satisfied.”

4.	Section 3 of the Severance Agreement shall be amended to read in its entirety as follows:

“Fixed Term Employment. The Company will continue to employ the Employee until July 31, 2007. During the term of this Agreement, the Employee will be paid a base salary that is no less than the base salary he was paid immediately before the date of the Amendment. The Employee shall be entitled to the same benefits offered other full time employees. Notwithstanding the foregoing, in event of termination of employment prior to July 31, 2007, nothing in this Amendment shall entitle Executive to severance or any other benefits other than as provided in Section 4(b).”

5.	Section 4(b) of the Severance Agreement shall be amended to read in its entirety as follows:

“(b) Termination Due to an Involuntary Termination. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination prior to July 31, 2007 and the Employee signs and does not revoke the release of claims pursuant to Section 7 hereto, the Employee shall be entitled to: (i) severance benefits in the form of the Employee’s base salary as in effect as of the Termination Date, less applicable withholding, for a period of time commencing on the Termination Date and ending on July 31, 2007, payable in a lump sum within thirty (30) days of the Termination Date, and (ii) the same level of Company-paid health (i.e., medical, vision and dental) coverage and benefits for such coverage as in effect for the Employee (and any eligible dependents) on the day immediately preceding the Employee’s Termination Date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with such Company-paid coverage until the earlier of (i) the date Employee (and his eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) through July 31, 2007.”

6.	The Company and the Employee agree that through July 31, 2007, the salary and the benefits provided to the Employee are considered fair compensation for the knowledge and experience contributed by the Employee and are not related to work hours.

7.	The Employee agrees and acknowledges that in the event he resigns or otherwise terminates his employment with the Company other than as the result of an Involuntary Termination he will not be entitled to receive severance or other benefits under the Severance Agreement or otherwise, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

8.	To the extent not expressly amended hereby, the Severance Agreement remains in full force and effect.

9.	This Amendment and the Severance Agreement (to the extent not amended hereby), represent the entire agreement and understanding between the Company and the Employee concerning the Employee’s employment relationship with the Company and subsequent termination of employment with the Company, and supersede and replace any and all prior agreements and understandings concerning the Employee’s employment relationship with the Company.

10.	This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.

11.	This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

EMPLOYEE:	GENESIS MICROCHIP INC.

/s/ Anders Frisk	By:	/s/ Elias Antoun
Anders Frisk		Elias Antoun
President & CEO